Exhibit 99.1

INmune Bio, Inc. Announces XPro1595 Found to Decrease Neuroinflammation and Neurodegeneration Biomarkers in Patients with Alzheimer’s Disease in Phase 1b Trial

Interim data show CSF biomarkers of neurodegeneration and synaptic dysfunction as well as neuroimaging biomarkers improved after three months of therapy with XPro1595

Data support initiation of blinded randomized Phase 2 study before year end

Company to host Key Opinion Leader Webinar Today, January 21, at 8:00am ET

LA JOLLA, Calif, Jan. 21, 2021 (GLOBE NEWSWIRE) -- INmune Bio, Inc. (NASDAQ: INMB) (the “Company”), a clinical-stage immunology company focused on developing treatments that harness the patient’s innate immune system to fight disease, announced today that results from a Phase 1b study demonstrate that XPro1595, an investigational dominant-negative protein that neutralizes soluble TNF, decreases biomarkers of neuroinflammation across multiple measures and assays, including cerebrospinal fluid (CSF) and MRI, in patients with Alzheimer’s disease (AD). The data suggest that decreasing neuroinflammation results in significant improvements in biomarkers of neurodegeneration and synaptic function.

The goal of the ongoing Phase 1b open label dose escalation trial is to demonstrate that XPro1595, when given as a subcutaneous injection once weekly, will decrease neuroinflammation in patients with mild to moderate AD. The data shows that cytokine/chemokine CSF levels after 12 weeks of therapy were decreased, with multiple statistically significant reductions (e.g., c-reactive protein (CRP) & YKL-40, p<0.0001). Additionally, there was a significant correlation between neuroinflammation, as measured by CSF, and MRI white matter free water (R2=0.75; p<0.01), a validated biomarker of neuroinflammation. This supports the use of white matter free water as a neuroinflammatory biomarker of treatment response in future studies.

Proteomic CSF analysis revealed that targeting neuroinflammation led to a significant change in multiple AD-related pathways including immune/inflammatory response, CNS neuronal function and injury, dendritic spine morphogenesis and synaptic plasticity. Notably, the analysis found an approximate two-fold reduction in the neurodegeneration markers visinin-like protein 1 (VILIP-1) and neurofilament light (NFL), and an approximate three-fold change in contactin-2 and a half-fold change in neurogranin, both proteins associated with synaptic plasticity (p<0.0001).

“Demonstrating changes in neuroinflammatory biomarkers across multiple measures (CSF and MRI) and assays in a small dataset gives us great confidence that XPro1595 is having the desired effect in the CNS,” said CJ Barnum, Ph.D., Head of Neurosciences at INmune Bio. “To see an impact on AD relevant disease pathways by three months that are sustained in patients that opted to enroll in the extension study for an additional nine months is more that we could have hoped for at this stage of development and will be of enormous value in planning the Phase 2 study.”

RJ Tesi M.D., chief executive officer of INmune Bio, said, “With these data, we remain committed to initiating a Phase 2 clinical trial in patients with Alzheimer’s disease this year. Data from the Phase 1b trial will help determine the exact design of the Phase 2 trial which will be a blinded, randomized, placebo controlled clinical trial that will validate these biomarkers and begin to explore the clinical impact of XPro1595.”

The Company will host a Key Opinion Leader webinar today, January 21, at 8:00am ET, where it will present biomarker data from six patients in the 1mg/kg treatment group in detail. The company will also report on the use novel MRI technologies to capture qualitative changes in both gray matter and white matter that may provide a more sensitive, non-invasive biomarker as compared to traditional volumetric MRI measures and CSF, respectively. These data are an extension and expansion of the data presented at the Company’s 13 July 2020 webinar. During that webinar, XPro1595 was shown to decrease neuroinflammation as measured by MRI analyzing white matter free water and other biomarkers.

KOL Discussion Call Information

To participate in the Webinar, please click the link below and register for the event:

To register and access the live webinar click here

Date: January 21, 2021
Time: 8:00 AM Eastern Time

About XPro1595

XPro1595 is a next-generation inhibitor of tumor necrosis factor (TNF) that acts differently than currently existing TNF inhibitors in that it neutralizes soluble TNF (sTNF), without affecting trans-membrane TNF (tmTNF) or TNF receptors. XPro1595 could have substantial beneficial effects in patients with Alzheimer’s disease by decreasing neuroinflammation. For more information about the importance of targeting neuroinflammation in the brain to improve cognitive function and restore neuronal communication visit this section of the INmune Bio’s website.

About INmune Bio, Inc.

INmune Bio, Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has two product platforms. The DN-TNF product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and mechanistic target of many diseases. DN-TNF is currently being developed for COVID-19 complications (Quellor™), cancer (INB03™), Alzheimer’s and Treatment Resistant Depression (XPro1595), and NASH (LIVNate™). The Natural Killer Cell Priming Platform includes INKmune™ aimed at priming the patient’s NK cells to eliminate minimal residual disease in patients with cancer. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic malignancies, solid tumors and chronic inflammation. To learn more, please visit www.inmunebio.com.

Information about Forward-Looking Statements

Clinical trials are in early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INB03™, Quellor™, XPro1595, LIVNate™, and INKmune™ are still in clinical trials or preparing to start clinical trials and have not been approved and there cannot be any assurance that they will be approved or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:
David Moss, CFO
(858) 964-3720
DMoss@INmuneBio.com

Investor Contact:
Chuck Padala
LifeSci Advisors
(646) 627-8390
chuck@lifesciadvisors.com

Media Contact:
Meredith Sosulski, Ph.D.
LifeSci Communications
(929) 469-3851
msosulski@lifescicomms.com